Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ACHIEVES eCHAIN® DEPLOYMENT GOAL

ST. PAUL, December 4, 2006, – MEDTOX Scientific, Inc. (Nasdaq:MTOX), announced today that it has met its 2006 goal of deploying its eChain® system into 1,000 occupational health clinics. As of the end of November 2006, eChain® has been activated in 1,020 locations throughout the United States.

“The initial establishment of eChain® at clinics in all 50 states, the District of Columbia and Puerto Rico is a very significant event for MEDTOX. It is the first phase of our long term objective of creating a paperless, web-based, management system for drug testing by corporations in the United States,” said Jim Schoonover, MEDTOX’s chief marketing officer.

The eChain® system is the first electronic custody-and-control form and data management system designed and implemented by a SAMHSA-certified laboratory. The eChain® system automates all aspects of the drug screening process including: gathering initial applicant data, sending donors to the correct collection site and final reporting of test results via the internet. Every step in the testing process can be monitored and tracked from a client’s desktop computer.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins. MEDTOX also provides employment drug screening and occupational health testing. For more information see www.medtox.com.